Exhibit 99.1

Westfield Bank 8-K

For further information contact:

Meghan Hibner, VP – Investor Relations

Cathy Jocelyn, AVP – Marketing Manager

800-995-5734

Westfield Bank Announces Planned Commercial Lending Expansion

Westfield, Massachusetts, June 26, 2014: Westfield Bank (the “Bank”), a wholly owned subsidiary of Westfield Financial, Inc. (NasdaqGS:WFD), announced its plan to expand its commercial lending presence in the western Massachusetts and northern Connecticut market areas. The Bank entered into a lease for space on the 23rd floor of Tower Square located at 1500 Main Street in downtown Springfield, Massachusetts. Led by the Bank’s EVP and Senior Lender, Allen Miles, the Tower Square location will become the Bank’s commercial lending hub for its middle market and commercial real estate lending team. The Bank’s small business and community development team, led by Thomas Cebula, will remain at the Bank’s headquarters in Westfield, Massachusetts. President and CEO James Hagan stated, “We are very excited for the potential opportunities that the Tower Square location provides the Bank and our lending team. It’s been part of our strategic initiatives to develop a stronger commercial lending presence in Springfield and northern Connecticut.” EVP Miles went on to note that, “Since opening our first banking center in Granby, Connecticut a year ago, we have seen a notable increase in commercial loan activity coming from across northern Connecticut. Locating the team in Springfield will give us a stronger physical presence near centers of influence in western Massachusetts and improve our reach into both the central Massachusetts and northern Connecticut market areas.”

The Bank currently has a full-service branch and its cash management team located on the first floor of Tower Square. The move is expected to occur over the next couple of months, with a team of seven employees in place by late August.

About Westfield Financial and Westfield Bank

Westfield Financial, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Westfield Financial and its subsidiaries are headquartered in Westfield, Massachusetts and operate through 12 full-service banking offices located in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts and Granby, Connecticut, and one Residential Loan Center in western Massachusetts.

Westfield Bank is a full-service community bank offering the products, services and conveniences of a big bank in a local and personalized way. Westfield Bank is able to meet the needs of retail banking customers from childhood to retirement, and business customers small and large. Westfield Bank is accessible 24-7 online at www.westfieldbank.com or by calling 413-568-1911 or 800-995-5734.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Westfield Financial, Inc. or the Bank, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, among others, expectations on timing of the opening of the new location. We undertake no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties relating to the business of the company in general, see the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission.